UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2017 (October 16, 2017)

comScore, Inc.

(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

(703) 438–2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CFO Appointment

On October 17, 2017, comScore, Inc. (the “Company”) announced the appointment of Gregory Fink, 50, as Chief Financial Officer (“CFO”) and Treasurer of the Company, effective October 17, 2017. Mr. Fink has served as the Company’s Executive Vice President, Finance since joining the Company on October 3, 2017. Prior to joining the Company, Mr. Fink was the Senior Vice President, Controller and Chief Accounting Officer at Fannie Mae since 2011. Prior to joining Fannie Mae in 2006, he served as Vice President of Financial Reporting and Policy at MCI, Inc. and was a Senior Manager at Deloitte. Mr. Fink holds a B.S. in Business Administration with an accounting emphasis from San Diego State University and is a licensed certified public accountant in Virginia. David Kay, who has served as the Company’s Interim CFO and Treasurer from September 10, 2017 to October 16, 2017, will continue to provide consulting services to the Company on behalf of CrossCountry Consulting LLC in connection with the Company’s restatement and audit process, consistent with the services he had provided prior to serving as Interim CFO and Treasurer.

In connection with Mr. Fink’s appointment as CFO, the Company agreed to certain revised employment terms with Mr. Fink (the “CFO Employment Terms”). Under the CFO Employment Terms, Mr. Fink will be paid a base salary of $390,000 per year. He will also be awarded a one-time signing bonus of $800,000 of restricted stock units (“RSUs”), subject to the Company’s compliance with SEC reporting requirements and the adoption of a new equity plan for the Company, with such RSU award vesting over a four-year period. Mr. Fink will also be eligible for the Company’s standard benefits programs.

Pursuant to the CFO Employment Terms, Mr. Fink will be eligible to receive a pro-rated bonus for 2017 under the Company’s Annual Incentive Plan at the current target of 75% of his base salary for 2017. In addition, Mr. Fink will be eligible to participate in the Company’s executive compensation program for 2018, consistent with other executive officers of the Company and his roles and responsibilities. Under the executive compensation program, Mr. Fink will be eligible to participate in a short-term incentive program with a target at 75% of base salary, and a long-term incentive program, which has historically included a corporate performance RSU award and a time-based RSU award. The Compensation Committee of the Company’s Board of Directors (the “Board”) has not yet established the specific criteria for the executive compensation program for 2018.

Mr. Fink will also enter into the Company’s form of change of control and severance agreement for executive officers (the “Change of Control and Severance Agreement”). The Change of Control and Severance Agreement has a three-year initial term with automatic three-year renewals thereafter, and an automatic 12-month extension following the date of a change in control (as such term is defined in the Change of Control and Severance Agreement) of the Company.

The Change of Control and Severance Agreement provides that if the Company terminates Mr. Fink’s employment without cause (as such term is defined in the Change of Control and Severance Agreement), or Mr. Fink resigns from such employment for good reason (as such term is defined in the Change of Control and Severance Agreement), then, subject to his compliance with certain post-employment covenants, he would be eligible to receive (i) payment of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under the Company’s plans, policies and arrangements; (ii) reimbursement of COBRA premiums (or an equivalent cash distribution if his severance period exceeds the permitted COBRA participation period) until the earlier of the expiration of his severance period or the date that he becomes covered under a similar plan; and (iii) the following salary payment, depending on the time of termination:

Time of Termination or Resignation	Additional Salary Benefit
Prior to a change of control	If employed as CFO for under 2 years, continuing payments at a rate equal to his annual base salary then in effect, for 6 months following termination, to be paid periodically in accordance with the Company’s normal payroll policies.

If employed as CFO for 2 years or more, continuing payments at a rate equal to his annual base salary then in effect, for 1.25 years following termination, to be paid periodically in accordance with the Company’s normal payroll policies.

On or within 12 months after a change in control	A lump sum payment (less applicable withholding taxes) equal to 1.25 times his annual base salary in effect immediately prior to his termination date or, if greater, at the level in effect immediately prior to the change in control.

Further, if Mr. Fink is terminated without cause or resigns for good reason on or within 12 months after a change in control, or remains employed by or continues to provide services to the Company through the one-year anniversary of a change in control, the Change of Control and Severance Agreement provides that all of his outstanding and unvested equity awards held as of the date of the change in control will vest in full.

In the event that the payments or benefits under the Change of Control and Severance Agreement (i) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or (ii) would subject Mr. Fink to the excise tax imposed by Section 4999 of the Code, Mr. Fink would receive such payment as would entitle him to receive the greatest “after-tax” benefit.

Mr. Fink has also entered into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”). Pursuant to the Indemnification Agreement, the Company agrees to indemnify Mr. Fink against certain liabilities that may arise by reason of his status or service as CFO and to advancement of his expenses incurred as a result of any proceeding as to which he may be indemnified. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under Delaware law and is in addition to any other rights Mr. Fink may have under the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws.

There are no family relationships between Mr. Fink and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Fink and any other persons pursuant to which he was selected as CFO. Other than as described above, there is no material plan, contract or arrangement to which Mr. Fink is a party or in which he participated in connection with his appointment as CFO of the Company.

Director Appointment

Pursuant to the Company’s previously disclosed agreement with Starboard Value LP and certain of its affiliates, regarding, among other things, the membership and composition of the Board, the size of the Board was increased from eight members to nine members and Michelle McKenna-Doyle was appointed as an additional independent director to the Board, effective October 16, 2017. Ms. McKenna-Doyle will serve on the Board as a Class III director and as a member of the Board’s Audit Committee.

As a director, Ms. McKenna-Doyle will receive an annual cash retainer of $30,000, payable in quarterly installments and prorated for the quarter in which Board service begins. She will also be eligible to receive an equity award of $125,000 after the Company regains compliance with its SEC reporting requirements. Ms. McKenna-Doyle will also receive an annual cash retainer of $10,000 for service as a member of the Audit Committee, which shall be payable in quarterly installments and prorated for the quarter in which committee service begins. In connection with the appointment, Ms. McKenna-Doyle will also enter into the Company’s form Indemnification Agreement.

Michelle McKenna-Doyle has served as Senior Vice President and Chief Information Officer of the National Football League (the “NFL”) since September 2012. She is executive sponsor of the NFL WIN – Women’s Network, and was recently awarded a Game Changer Award by Sports Business Journal. Prior to joining the NFL, Ms. McKenna-Doyle served as Senior Vice President and Chief Information Officer at Constellation Energy Group, Inc., where she implemented major technology strategic initiatives and led the company’s integration with Exelon Corporation upon the firm’s merger. Prior to joining Constellation Energy, she was President of Vision Interactive Media Group, Inc., a global digital interactive media solutions provider. From 2007 to 2010, Ms. McKenna-Doyle served as Senior Vice President and Chief Information Officer at Universal Orlando Resort. She also previously served as Senior Vice President and Chief Information Officer at Centex Destination Properties. Ms. McKenna-Doyle had a 13-year career with the Walt Disney World Company, where she held a variety of executive positions in Resort Development, Finance, Marketing, Operations and Technology. She currently serves on the Board of Directors of RingCentral, Inc., a leading provider of global enterprise cloud communications and collaboration solutions, and previously served on the Board of Directors of Insperity, Inc., a professional employer organization. Ms. McKenna-Doyle was formerly licensed as a certified public accountant in the State of Georgia. She has been a guest on CNN, CNBC, Bloomberg TV, Morning Joe, Good Day New York and is a sought after speaker on topics of technology, operational change, and women in leadership.

Ms. McKenna-Doyle currently serves as Senior Vice President and Chief Information Officer at the NFL, a customer of the Company. In 2016 and the first eight months of 2017, the Company recognized revenue of approximately $1,050,000 from transactions with the NFL, in the normal course of business.

Item 8.01	Other Events.

Press Release

On October 17, 2017, the Company issued a press release announcing Mr. Fink’s appointment as CFO and the appointment of Ms. McKenna-Doyle to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer

Date: October 17, 2017

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